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                                   EXHIBIT 11


                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                             THREE MONTHS ENDED JUNE 30,             SIX MONTHS ENDED JUNE 30,
                                             ---------------------------             -------------------------
                                           1995                        1996        1995                      1996
                                           ----                        ----        ----                      ----


Weighted Average Shares Outstanding:
- ------------------------------------

 Common shares outstanding                   25,467,303          27,984,950         25,467,303         27,984,950
   at end of period                        ============        ============        ===========       ============

Effect of using weighted average               (490,379)                             (588,200)
   common and common stock
   equivalent shares outstanding
Weighted number of common shares             24,976,924          27,984,950         24,879,103         27,984,950
   outstanding                             ============        ============        ===========       ============


NET INCOME (LOSS)                          $   (236,000)       $(18,785,000)       $   783,000       $(25,505,000)
                                           ============        ============        ===========       ============

NET INCOME (LOSS) PER SHARE                $       (.01)       $       (.67)       $       .03       $       (.91)
                                           ============        ============        ===========       ============



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